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CHEMICAL RESIDENTIAL MORTGAGE CORPORATION

Chemical Residential Mortgage Corporation
200 Old Wilson Bridge Road
Worthington, OH  43085-8500
1-800-848-9136 Customer Service
1-800-582-0542 TDD/Text Telephone



April 11, 1995


Frances Hartley
SASCOR
7435 New Technology Way
Frederick, MD  21701

RE:  SASCOR

To whom it may concern:

In compliance with the servicing agreement, please find enclosed the 1994 Annual Certification on SASCOR for your files.

This certifies that Chemical Residential Mortgage Corporation has reviewed the loans that we service for SASCOR and have found that to the best of our knowledge and belief there is adequate fire and extended coverage insurance in force for each loan to at least the extent as is required by the various mortgage agreements. Mortgagee endorsements are in place on the insurance policies for the protection of SASCOR.

This further certifies that by examination of the loans, we have found that to the best of our knowledge and belief all real estate taxes, assessments, or other charges levied against the various mortgaged properties have been paid.

If I may be of further service to you, please contact me at (614)
842-7722.

Very truly yours,

/s/Lucy P. Gambino

Lucy P. Gambino
Assistant Vice President

LPG/mmh





An affiliate of Chemical Bank